Exhibit 99.1

Praxair Fourth-Quarter EPS 98 Cents; Full-Year 2007 EPS $3.62

DANBURY, Conn.--(BUSINESS WIRE)--Praxair, Inc. (NYSE: PX) reported record sales and earnings in the fourth quarter and full year of 2007. Fourth-quarter and full-year diluted earnings per share grew 20% and 21% to 98 cents and $3.62, respectively.

Sales in the fourth quarter were $2,523 million, and for the year were $9,402 million, the highest in the company’s history. Sales growth was 19% in the fourth quarter and 13% for the full year. Praxair achieved strong sales growth in every geographic region from new business and new plant start-ups.

Operating profit of $484 million grew 23% in the fourth quarter. Full-year operating profit of $1,786 million increased 18% from the prior year. The strong operating leverage was achieved from new business, improved pricing and cost savings from productivity initiatives.

For the full year, cash flow from operations was $1,958 million. Capital expenditures were $1,376 million, which funded a significant number of new on-site supply systems under contract with customers. The company invested $476 million in acquisitions of core industrial gas businesses in North America and Scandinavia, and spent $636 million repurchasing stock, net of issuances. $545 million of stock repurchases have been completed under the $1 billion repurchase program which the company announced in July, 2007. As a result, Praxair’s debt-to-capital ratio* was 43.4% at year-end. After-tax return-on-capital ratio* was 15.3% for the year, compared to 14.6% in 2006.

In North America, fourth-quarter and full-year sales reached $1,381 million and $5,185 million, respectively. Sales grew in all major end markets, led by energy and general manufacturing. Overall sales in North America grew 17% in the fourth quarter and 10% for the full year. Operating profit grew 26% in the fourth quarter and 15% for the full year, compared to the prior-year periods.

In Europe, sales in the fourth quarter of $354 million grew 16%. Currency effects contributed 12% to sales growth. For the year, sales reached $1,345 million, up 16% including currency effects of 9%. Underlying sales growth came primarily from new business in Spain and Germany. Fourth-quarter operating profit of $86 million and full-year operating profit of $315 million both rose 18% from the prior-year period.

In South America, fourth-quarter sales of $444 million grew 26% versus the prior year quarter due to favorable currency effects of 17% and higher prices and volumes. Full-year sales were $1,604 million, up 19%, including 10% from currency appreciation. Higher sales to metals and healthcare markets, new project start-ups, and growth from new applications technologies in food and manufacturing drove the underlying sales growth. Operating profit rose 25% to $85 million in the quarter, and 23% to $311 million for the year.

Sales in Asia grew 24% to $210 million in the quarter, and grew 17% to $746 million for the year. Sales to electronics, metals and manufacturing markets continued to be strong in China, India, and Korea. Operating profit in the quarter grew to $34 million from the prior-year period. Full-year operating profit was $121 million versus $111 million in 2006.

Praxair Surface Technologies had fourth-quarter sales of $134 million and sales of $522 million for the year. Strong coatings sales to aerospace customers and growing demand for industrial gas turbine coatings primarily drove sales growth. Fourth-quarter sales rose 17%, and full-year sales grew 16%, excluding the effect of a business divestiture. Operating profit increased 50% to $24 million from the 2006 quarter, and the operating margin improved to 17.9%. For the full year, operating profit grew to $92 million, up 35% over 2006.

For the first quarter of 2008, Praxair expects diluted earnings per share in the range of 93 cents to 96 cents*, excluding the effect of a pension plan settlement charge, which is anticipated to be 3 cents. This represents underlying earnings growth of 15% to 19% above the first quarter of 2007.

For the full year of 2008, Praxair expects year-over-year sales growth in the range of 10% to 14%. The company expects diluted earnings per share to be in the range of $4.00 to $4.20*, excluding the effect of the first quarter pension settlement charge, which represents 10% to 16% growth from 2007. The high end of the guidance range assumes that the U.S. economy remains consistent with 2007. The lower end of the range assumes an economic slowdown in the U.S., which is widely anticipated. Guidance also assumes no significant changes in currency exchange rates. Full-year capital expenditures are expected to be about $1.4 billion, largely supporting on-site production plants which will start up over the next three years across all geographic segments and provide strong revenue and earnings growth through 2010.

Commenting on the year’s results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “We finished an outstanding year with a strong fourth quarter. Sales growth was robust globally, led by South America and Asia. We leveraged sales growth into record earnings due to our intensive focus on pricing, productivity, and capital and operational discipline. Demand for new energy supplies, tightening environmental regulations, and infrastructure development in emerging markets will continue to drive significant new business opportunities for Praxair globally. Our record project backlog and our focus on operational excellence in our base business will allow us to continue to produce sustainable earnings growth and strong cash flow. The 25% increase in our dividend which we announced this morning, demonstrates our confidence in our ability to continue to grow free cash flow throughout the economic cycle.”

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures.

P-05/08

A teleconference on Praxair’s fourth-quarter results is being held this morning, January 23, at 11:00 am Eastern Time. The number is (617) 614-3451 -- Passcode: 2269147. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

SALES (a)	$2,523	$2,123	$9,402	$8,324
Cost of sales	1,493	1,264	5,557	4,968
Selling, general and administrative	314	270	1,190	1,086
Depreciation and amortization	207	178	774	696
Research and development	26	23	98	87
Other income (expense) - net (b)	1	5	3	32
OPERATING PROFIT	484	393	1,786	1,519
Interest expense - net	50	38	173	155
INCOME BEFORE INCOME TAXES	434	355	1,613	1,364
Income taxes	115	81	419	355
	319	274	1,194	1,009
Minority interests	(16)	(9)	(43)	(31)
Income from equity investments	13	4	26	10
NET INCOME	$316	$269	$1,177	$988

PER SHARE DATA

Basic earnings per share	$1.00	$0.83	$3.69	$3.05

Diluted earnings per share	$0.98	$0.82	$3.62	$3.00

Cash dividends	$0.30	$0.25	$1.20	$1.00

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	316,497	323,077	318,997	323,495
Diluted shares outstanding (000's)	323,328	329,508	324,842	329,293

(a)	Sales for the 2007 quarter and year periods increased $7 million and decreased $7 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2006. Sales for the quarter and year periods increased $142 million and $332 million, respectively, due to currency effects versus 2006.

(b)	Other income (expense) - net for the 2006 year included a $14 million gain, $3 million after tax, relating to two divestitures and a $15 million gain, $10 million after tax, resulting from insurance recoveries.
PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	December 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$17	$36
Accounts receivable - net	1,723	1,456
Inventories	474	381
Prepaid and other current assets	194	186
TOTAL CURRENT ASSETS	2,408	2,059

Property, plant and equipment - net	7,963	6,694
Goodwill	1,967	1,613
Other intangibles - net	134	71
Other long-term assets	910	665
TOTAL ASSETS	$13,382	$11,102

LIABILITIES AND EQUITY
Accounts payable	$818	$682
Short-term debt	788	130
Current portion of long-term debt	40	56
Other current liabilities	1,004	890
TOTAL CURRENT LIABILITIES	2,650	1,758

Long-term debt	3,364	2,981
Other long-term liabilities	1,905	1,587
TOTAL LIABILITIES	7,919	6,326

Minority interests	321	222
Shareholders' equity	5,142	4,554
TOTAL LIABILITIES AND EQUITY	$13,382	$11,102
PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
OPERATIONS
Net income	$316	$269	$1,177	$988
Depreciation and amortization	207	178	774	696
Accounts receivable	(1)	8	(223)	(90)
Inventory	(16)	18	(71)	(15)
Payables and accruals	(17)	98	116	207
Pension contributions	(6)	(7)	(22)	(126)
Other	104	(1)	207	92
Net cash provided by operating activities	587	563	1,958	1,752

INVESTING
Capital expenditures	(402)	(300)	(1,376)	(1,100)
Acquisitions	(127)	(7)	(476)	(14)
Divestitures and asset sales	6	14	39	126
Net cash used for investing activities	(523)	(293)	(1,813)	(988)

FINANCING
Debt increase (decrease) - net	75	(32)	795	(378)
Purchases of common stock, net of issuances	(65)	(161)	(636)	(220)
Cash dividends	(94)	(81)	(381)	(323)
Excess tax benefit on stock option exercises	9	11	63	29
Minority interest transactions and other	1	5	(11)	(13)
Net cash used for financing activities	(74)	(258)	(170)	(905)

Effect of exchange rate changes on
cash and cash equivalents	1	2	6	4

Change in cash and cash equivalents	(9)	14	(19)	(137)
Cash and cash equivalents, beginning-of-period	26	22	36	173

Cash and cash equivalents, end-of-period	$17	$36	$17	$36
PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

		Quarter Ended		Year Ended
		December 31,		December 31,
		2007	2006	2007	2006
	SALES
	North America (a)	$1,381	$1,182	$5,185	$4,696
	Europe (b)	354	306	1,345	1,163
	South America (c)	444	351	1,604	1,348
	Asia (d)	210	169	746	636
	Surface Technologies (e)	134	115	522	481
	Total sales	$2,523	$2,123	$9,402	$8,324

	SEGMENT OPERATING PROFIT
	North America (a)	$255	$203	$947	$822
	Europe	86	73	315	266
	South America	85	68	311	252
	Asia	34	33	121	111
	Surface Technologies (e)	24	16	92	68
	Total operating profit	$484	$393	$1,786	$1,519

(a)	North American 2007 sales for the quarter and year periods increased $7 million and decreased $7 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2006. Sales for the quarter and year periods increased $29 million and $40 million, respectively, due to currency effects versus 2006.
(b)	European 2007 sales for the quarter and year periods increased $36 million and $105 million, respectively, due to currency effects versus 2006.
(c)	South American 2007 sales for the quarter and year periods increased $59 million and $131 million, respectively, due to currency effects versus 2006.
(d)	Asian 2007 sales for the quarter and year periods increased $11 million and $35 million, respectively, due to currency effects versus 2006.
(e)	Surface Technologies 2007 sales for the quarter and year periods increased $7 million and $21 million, respectively, due to currency effects versus 2006. Sales for the 2006 year period included $33 million relating to the aviation services business divested in July 2006. 2006 operating profit for the year included a gain of $7 million relating to the divestiture of the aviation services business in July 2006.
PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2007				2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,523	$2,372	$2,332	$2,175	$2,123	$2,099	$2,076	$2,026
Cost of sales	1,493	1,394	1,388	1,282	1,264	1,259	1,238	1,207
Selling, general and administrative	314	294	296	286	270	272	271	273
Depreciation and amortization	207	196	189	182	178	173	174	171
Research and development	26	24	24	24	23	21	22	21
Other income (expenses) – net	1	(4)	4	2	5	18	11	(2)
Operating profit	484	460	439	403	393	392	382	352
Interest expense - net	50	44	41	38	38	38	41	38
Income taxes	115	106	103	95	81	101	90	83
Minority interests	(16)	(9)	(9)	(9)	(9)	(7)	(7)	(8)
Income from equity investments	13	4	5	4	4	1	3	2
Net income	$316	$305	$291	$265	$269	$247	$247	$225

PER SHARE DATA
Diluted earnings per share	$0.98	$0.94	$0.89	$0.81	$0.82	$0.75	$0.75	$0.68
Cash dividends per share	$0.30	$0.30	$0.30	$0.30	$0.25	$0.25	$0.25	$0.25
Diluted weighted average shares outstanding (000's)	323,328	324,920	326,301	326,787	329,508	329,498	329,880	330,043

FROM THE BALANCE SHEET
Total debt	$4,192	$4,003	$3,700	$3,736	$3,167	$3,174	$3,454	$3,408
Total capital (a)	9,655	9,120	8,784	8,433	7,943	7,877	7,926	7,740
Debt-to-capital ratio (a)	43.4%	43.9%	42.1%	44.3%	39.9%	40.3%	43.6%	44.0%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$587	$592	$481	$298	$563	$554	$392	$243
Capital expenditures	402	360	329	285	300	274	270	256
Acquisitions	127	22	31	296	7	1	3	3
Cash dividends	94	95	96	96	81	81	80	81

OTHER INFORMATION
Number of employees	27,992	27,479	28,035	27,681	27,042	26,926	27,532	27,231
After-tax return on capital (ROC) (a)	15.7%	15.5%	15.3%	14.8%	15.5%	14.3%	14.5%	13.7%
Return on equity (ROE) (a)	25.3%	25.1%	25.0%	23.5%	23.8%	22.5%	23.5%	22.4%

SEGMENT DATA
SALES
North America	$1,381	$1,306	$1,293	$1,205	$1,182	$1,187	$1,158	$1,169
Europe	354	325	336	330	306	293	296	268
South America	444	419	393	348	351	340	340	317
Asia	210	190	179	167	169	165	155	147
Surface Technologies	134	132	131	125	115	114	127	125
Total	$2,523	$2,372	$2,332	$2,175	$2,123	$2,099	$2,076	$2,026
OPERATING PROFIT
North America	$255	$244	$231	$217	$203	$204	$215	$200
Europe	86	78	79	72	73	69	65	59
South America	85	84	76	66	68	69	58	57
Asia	34	30	30	27	33	27	28	23
Surface Technologies	24	24	23	21	16	23	16	13
Total	$484	$460	$439	$403	$393	$392	$382	$352

(a)	Non-GAAP measure, see Appendix.
PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Dollar amounts in millions)
(UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that (i) its debt-to-capital ratio is appropriate for measuring its financial leverage; (ii) its after-tax return on invested capital ratio (ROC) is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders’ equity); (iii) its return on equity ratio (ROE) is an appropriate measure for judging performance for shareholders; and (iv) its 2008 diluted EPS guidance adjusted for the impact of the pension plan settlement charge helps investors understand underlying performance on a comparable basis.

	2007					2006
	Year	Q4	Q3	Q2	Q1	Year	Q4	Q3	Q2	Q1
Total Capital
Total debt	$4,192	$4,192	$4,003	$3,700	$3,736	$3,167	$3,167	$3,174	$3,454	$3,408
Minority interests	321	321	255	234	230	222	222	209	203	207
Shareholders' equity	5,142	5,142	4,862	4,850	4,467	4,554	4,554	4,494	4,269	4,125
Total Capital	$9,655	$9,655	$9,120	$8,784	$8,433	$7,943	$7,943	$7,877	$7,926	$7,740

Debt-to-Capital Ratio	43.4%	43.4%	43.9%	42.1%	44.3%	39.9%	39.9%	40.3%	43.6%	44.0%

After-Tax Return on Capital (ROC)

Reported operating profit	$1,786	$484	$460	$439	$403	$1,519	$393	$392	$382	$352
Less: income taxes	(419)	(115)	(106)	(103)	(95)	(355)	(81)	(101)	(90)	(83)
Less: tax benefit on
interest expense	(45)	(13)	(11)	(11)	(10)	(41)	(10)	(10)	(11)	(10)
Add: income from
equity investments	26	13	4	5	4	10	4	1	3	2
Net operating profit
after-tax (NOPAT)	$1,348	$369	$347	$330	$302	$1,133	$306	$282	$284	$261

Beginning capital	$7,943	$9,120	$8,784	$8,433	$7,943	$7,551	$7,877	$7,926	$7,740	$7,551
Ending capital	$9,655	$9,655	$9,120	$8,784	$8,433	$7,943	$7,943	$7,877	$7,926	$7,740
Average capital	$8,799	$9,388	$8,952	$8,609	$8,188	$7,747	$7,910	$7,902	$7,833	$7,646

ROC %	15.3%	3.9%	3.9%	3.8%	3.7%	14.6%	3.9%	3.6%	3.6%	3.4%

ROC % (annualized)	15.3%	15.7%	15.5%	15.3%	14.8%	14.6%	15.5%	14.3%	14.5%	13.7%

Return on Equity (ROE)

Reported net income	$1,177	$316	$305	$291	$265	$988	$269	$247	$247	$225

Beginning shareholders' equity	$4,554	$4,862	$4,850	$4,467	$4,554	$3,902	$4,494	$4,269	$4,125	$3,902
Ending shareholders' equity	$5,142	$5,142	$4,862	$4,850	$4,467	$4,554	$4,554	$4,494	$4,269	$4,125
Average shareholders' equity	$4,848	$5,002	$4,856	$4,659	$4,511	$4,228	$4,524	$4,382	$4,197	$4,014

ROE %	24.3%	6.3%	6.3%	6.2%	5.9%	23.4%	5.9%	5.6%	5.9%	5.6%

ROE % (annualized)	24.3%	25.3%	25.1%	25.0%	23.5%	23.4%	23.8%	22.5%	23.5%	22.4%
2008 Diluted EPS Guidance
		First Quarter 2008		Full Year 2008
		Low End	High End	Low End	High End
	Diluted EPS Guidance GAAP	$0.90	$0.93	$3.97	$4.17
	Pension plan settlement charge*	0.03	0.03	0.03	0.03
	Adjusted Diluted EPS Guidance	$0.93	$0.96	$4.00	$4.20

	Reported 2007 Diluted EPS	$0.81	$0.81	$3.62	$3.62
	Percentage increase	15%	19%	10%	16%

*

In 2007, a number of senior managers retired, including Praxair's former Chairman, President and Chief Executive Officer, and elected to take a lump sum benefit payment from the nonqualified pension plan. As required by pension accounting rules, a settlement charge will be recognized at the time of the cash payment of the liability. The total settlement charge expected to be recorded in the 2008 first quarter is approximately $17 million ($11 million after-tax or $0.03 per diluted share).

CONTACT:
Praxair Inc.
Media
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com